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CUSIP No. 90331T 10 7                 13G                      Page 1 of 7 Pages
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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                             --------------------


                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                             (Amendment No. 2)/1/

                         U.S.A. Floral Products, Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.001 par value
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  90331T 10 7
-------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 1998
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schecdule is filed:

[X]     Rule 13d-1(b)

[_]     Rule 13d-(c)

[_]     Rule 13d-1(d)

------------------------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

/2/ The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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CUSIP No. 90331T 10 7                 13G                      Page 2 of 7 Pages
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--------------------------------------------------------------------------------
 1. NAMES OF REPORTING PERSONS
    I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Robert J. Poirier
--------------------------------------------------------------------------------
 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [_]
                                                                     (b) [_]
--------------------------------------------------------------------------------
 3. SEC USE ONLY

--------------------------------------------------------------------------------
 4. CITIZENSHIP OR PLACE OR ORGANIZATION

       U.S.A.
--------------------------------------------------------------------------------

    NUMBER OF SHARES       5.  SOLE VOTING POWER
      BENEFICIALLY
     OWNED BY EACH             1,213,750
       REPORTING           -----------------------------------------------------
      PERSON WITH          6.  SHARED VOTING POWER

                               0
                           -----------------------------------------------------
                           7.  SOLE DISPOSITIVE POWER

                               1,213,750
                           -----------------------------------------------------
                           8.  SHARED DISPOSITIVE POWER

                               0
--------------------------------------------------------------------------------
 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,213,750
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [_]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9     7.5%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSIP No. 90331T 10 7                 13G                      Page 3 of 7 Pages
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Item 1(a).  Name of Issuer:

            U.S.A. Floral Prodcts, Inc.


Item 1(b).  Address of Issuer's Principal Executive Offices:

            1025 Thomas Jefferson Street, N.W.
            Suite 300 East
            Washington, D.C. 20007


Item 2(a).  Name of Person Filing:

            Robert J. Poirier


Item 2(b).  Address of Principal Business Office or, if none, Residence:

            c/o U.S.A. Floral Products, Inc.
            1025 Thomas Jefferson Street, N.W.
            Suite 300 East
            Washington, D.C. 20007


Item 2(c).  Citizenship:

            U.S.A.


Item 2(d).  Title of Class of Securities:

            Common Stock


Item 2(e).  CUSIP Number:

            90331T 10 7
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CUSIP No. 90331T 10 7                 13G                      Page 4 of 7 Pages
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Item 3.   If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
          (c), Check Whether the Person Filing is a:

          (a) [_] Broker or dealer registered under Section 15 of the Exchange Act;
          (b) [_]  Bank as defined in Section 3(a)(6) of the Exchange Act;
          (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act;
          (d) [_] Investment company registered under Section 8 of the Investment Company Act;
          (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
          (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
          (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);
          (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
          (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
          (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1(c), check this box. [_]


Item 4.   Ownership.

          (a)  Amount Beneficially Owned as of December 31, 1998:

                    1,213,750  shares of Common Stock (which includes
                    ---------
                    213,750 shares which may be acquired within 60 days pursuant to the exercise of options)

          (b)  Percent of Class:
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CUSIP No. 90331T 10 7                 13G                      Page 5 of 7 Pages
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                     7.5%  (c)    Number of shares as to which persons filing
                                    statement have:

               (i)   Sole power to vote or to direct the vote:

                     1,213,750
                     ----------

               (ii)  Shared power to vote or to direct the vote:

                     0

               (iii) Sole power to dispose or to direct the disposition of:

                     1,213,750
                     -----------

               (iv)  Shared power to dispose or to direct the disposition of:

                     0


Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].


Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not Applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable.
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CUSIP No. 90331T 10 7                 13G                      Page 6 of 7 Pages
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Item 9.   Notice of Dissolution of Group.

          Not Applicable.


Item 10.  Certification.

          Not Applicable.
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CUSIP No. 90331T 10 7                 13G                      Page 7 of 7 Pages
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                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1999


Signature:  /s/Robert J. Poirier
            ---------------------

Print Name:  Robert J. Poirier